Exhibit 99.1

NEWS RELEASE
4955 Technology Way ∎ Boca Raton, Florida 33431 ∎ www.geogroup.com CR-26-13

THE GEO GROUP DELIVERS NOTICE OF REDEMPTION

FOR ALL SENIOR SECURED NOTES DUE 2029 AND

AMENDS AND EXTENDS REVOLVING CREDIT FACILITY

Boca Raton, Fla. – October 6, 2026 — The GEO Group, Inc. (NYSE: GEO) (“GEO” or the “Company”) has delivered a notice of redemption for all of the $650,000,000 in outstanding aggregate principal amount of its 8.625% Senior Secured Notes due 2029 (CUSIP Nos. 36162JAG1 and U32352AF0) (the “2029 Senior Secured Notes”). The redemption of the 2029 Senior Secured Notes will occur on October 15, 2026 (the “Redemption Date”).

The redemption price for the 2029 Senior Secured Notes will be equal to $1,043.13 per $1,000.00 original principal amount, or approximately $678 million, plus any accrued and unpaid interest up to, but excluding, the Redemption Date. GEO will deposit, with the trustee for the 2029 Senior Secured Notes, the redemption price for the 2029 Senior Secured Notes by October 14, 2026, using the net proceeds from its recently announced asset sales. Upon the funding of the redemption price, the Indenture governing the 2029 Senior Secured Notes will be discharged. Payment of the redemption price for the 2029 Senior Secured Notes will be made through the Depository Trust Company.

GEO also announced today the closing of an amendment to the Company’s Amended Credit Agreement to extend the maturity of its $550 million Revolving Credit Facility to July 14, 2031 and to increase the Company’s restricted payments capacity. Following this amendment and the discharge of the Indenture governing the 2029 Senior Secured Notes, GEO will be permitted to make unlimited restricted payments, including share repurchases, under the Amended Credit Agreement, to the extent the Company’s total leverage ratio (as defined therein) calculated on a pro forma basis after giving effect to such restricted payment would be equal to or less than 2.25 to 1.00 and no default exists thereunder. Additionally, under the Indenture governing the Company’s $625 million 10.25% Senior Unsecured Notes due 2031, GEO is permitted to make unlimited restricted payments, including share repurchases, to the extent the Company’s consolidated total leverage ratio (as defined therein) calculated on a pro forma basis after giving effect to such restricted payment would be equal to or less than 2.00 to 1.00 and no default exists thereunder.

GEO recently announced that its Board of Directors approved a $750 million increase to the Company’s share repurchase authorization program, which is effective through December 31, 2029, from $500 million to $1.25 billion.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436

NEWS RELEASE

Repurchases of GEO’s outstanding common stock will be made in accordance with applicable securities laws and may be made at our senior management’s discretion from time to time in the open market, by block purchase, through privately negotiated transactions, pursuant to a trading plan, or otherwise in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The authorization for the share repurchase program may be extended, increased, decreased, suspended or terminated by our Board of Directors in its discretion at any time. Repurchases of the Company’s common stock (and the timing thereof) will depend upon market conditions, regulatory requirements, the Company’s existing obligations, including its Credit Agreement, other corporate liquidity requirements and priorities and other factors as may be considered in the Company’s sole discretion. The authorization for the share repurchase program does not obligate GEO to purchase any particular amount of the Company’s common stock.

About The GEO Group

The GEO Group, Inc. (NYSE: GEO) is a leading diversified government service provider, specializing in design, financing, development, and support services for secure facilities, processing centers, and community reentry centers in the United States, Australia, South Africa, and the United Kingdom. GEO’s diversified services include enhanced in-custody rehabilitation and post-release support through the award-winning GEO Continuum of Care®, secure transportation, electronic monitoring, community-based programs, and correctional health and mental health care. GEO’s worldwide operations include the ownership and/or delivery of support services for 97 facilities totaling approximately 76,000 beds, including idle facilities and projects under development, with a workforce of up to approximately 20,000 employees.

Use of forward-looking statements

This news release may contain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission including its Form 10-K, 10-Q and 8-K reports. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements and risk factors contained in GEO’s filings with the U.S. Securities and Exchange Commission, including those referenced above. GEO disclaims any obligation to update or revise any forward-looking statements, except as required by law.

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Contact: Pablo E. Paez Executive Vice President, Corporate Relations	(866) 301 4436